Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

UTA Acquisition Corporation

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 1, 2021, except for the effects of stock surrender described in Note 7, as to which date is November 10, 2021, relating to the financial statements of UTA Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 10, 2021